UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 28, 2010

Date of Earliest Event Reported:  June 25, 2010

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	31-1332119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH	45502-9032
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 1.01.  Entry into a Material Definitive Agreement.

On April 9, 2010, Riverchase Village ADK, LLC, (“Riverchase”) a wholly owned subsidiary of AdCare Health Systems, Inc. (the “Company”) entered into a Purchase Agreement with CSC Enid Properties, LLC, an Oklahoma limited liability company controlled by a bank, to acquire the assets of Riverchase Village, a 105 bed assisted living facility located in Hoover, Alabama.  The purchase price was $5,000,000 and the Company paid $150,000 upon signing the purchase agreement as earnest money. The closing conditions were amended and the Company paid another $100,000 as earnest money.  The right to acquire Riverchase was assigned to Chris Brogdon, Vice Chairman of the Company, on June 22, 2010, and the transaction closed on June 25, 2010.  As consideration for the assignment, Riverchase granted the Company a one year option with a $100,000 exercise price to acquire Riverchase under the same terms and conditions as set forth in the Purchase Agreement.  In addition, the Company entered into a five year management contract to manage Riverchase.  In connection with financing the transaction, Riverchase borrowed from the Medical Clinic Board of the City of Hoover the proceeds from the issuance of $5,845,000 First Mortgage Healthcare Facility Revenue Bonds (Series 2010A) and $520,000 First Mortgage Revenue Bonds (Series B) to acquire the Property, pay the cost of certain repairs and improvement to the Property, fund certain reserves and pay the cost of the issuance of the Bonds. As part of the financing, the Company was required to be a guarantor on the bonds.  Riverchase has refunded the $250,000 of earnest money to the Company.

Item 9.01.  Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description of Exhibit
99.1	Riverchase Village purchase agreement
99.2	Riverchase Village purchase agreement amendment
99.3	Assignment agreement of Riverchase Village ADK, LLC by Hearth & Home of Ohio to Chris Brogdon
99.4	Management Agreement between Riverchase Village ADK, LLC and the Company
99.5	Option Agreement between Riverchase and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  June 28, 2010

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

3